Exhibit 99.04

Glu Mobile Inc.
2011 Executive Bonus Plan

Eligibility:	1.	All executive officers

	2.	The executive officer must be employed by the Company both prior to October 1, 2011 and on the day when bonuses are paid in order to be eligible to receive a bonus.

	3.	Any newly hired executive officer will become eligible to participate in the bonus plan beginning on the first day of the following quarter (i.e., an executive officer who is hired on April 8, 2011 will be eligible to participate in the bonus plan beginning on July 1, 2011), with such executive officer’s bonus payment pro rated based on the date he becomes eligible to participate in the bonus plan.
Bonus Level:	Target bonus levels are specified as a fixed percentage of the executive’s annual base salary at the time the bonus is awarded. The exact percentage is specified in the executive’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”). However, if an executive’s bonus level percentage is changed on or after July 1, 2011, then a weighted average calculation based on when such change occurred will be utilized to calculate such executive’s bonus level percentage.

Frequency:	Awarded 100% on an annual basis.

Components of Bonus:	For the Company’s President and Chief Executive Officer and its Senior Vice President, Chief Financial Officer and Chief Administrative Officer, the total bonus is composed of three parts:
1.	20% of the bonus is awarded based on the company achieving the Building Customer Base goal;
2.	60% of the bonus is awarded based on the company achieving the Smartphone Business goal; and
3.	20% of the bonus is awarded based on the company achieving the Net Cash goal.
For the Company’s other executive officers, the total bonus is composed of two parts:
1.	30% of the bonus is awarded based on the company achieving the Building Customer Base goal; and
2.	70% of the bonus is awarded based on the company achieving the Smartphone Business goal.
The Building Customer Base and Smartphone Business goals are the same for all of the Company’s executive officers.

There are additive compensation components that provide for additional payout on a straight-line basis based on over-achievement in the Building Customer Base and Smartphone Business goals. However, in no event may an executive officer receive a bonus that exceeds 150% of his target bonus amount, regardless of the extent to which the Company exceeds the Building Customer Base and Smartphone Business goals.

Payment Timing:	All bonus payments made under this Bonus Plan shall be made no later than March 15, 2012.

Effective Date:	February 1, 2011.

Amendments:	The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.

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